As filed with the Securities and Exchange Commission on March 25, 2025

Registration No. 333-226964

Registration No. 333-279307

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226964

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279307

UNDER

THE SECURITIES ACT OF 1933

Vaccinex, Inc.

(Exact Name of registrant as specified in its charter)

Delaware	16-1603202
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1895 Mount Hope Avenue Rochester, New York	14620
(Address of Principal Executive Offices)	(Zip Code)

Vaccinex, Inc. 2001 Employee Equity Plan

Vaccinex, Inc. 2011 Employee Equity Plan

Vaccinex, Inc. 2018 Omnibus Incentive Plan

(Full title of the plans)

Maurice Zauderer

President & Chief Executive Officer

Vaccinex, Inc.

1895 Mount Hope Avenue

Rochester, New York 14620

(Name and address of agent for service)

(585) 271-2700

(Telephone number, including area code, of agent for service)

Copies to:

William I. Intner

J. Nicholas Hoover

Hogan Lovells US LLP

1001 International Drive, Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Vaccinex, Inc., a Delaware corporation (“Vaccinex” or the “Company”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement No.  333-226964, filed with the SEC on August 21, 2018, registering 1,923 shares of Common Stock originally issuable under the Vaccinex, Inc. 2001 Employee Equity Plan and the Vaccinex, Inc. 2011 Employee Equity Plan, and 2,024 shares of Common Stock issuable under the Vaccinex, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”).

2.	Registration Statement No. 333-279307, filed with the SEC on May 10, 2024, registering 84,503 shares of Common Stock issuable under the 2018 Plan.

The share numbers set forth in item 1 above reflect (i) a 1-for-15 reverse stock split of Common Stock that became effective on September 25, 2023 and (ii) a 1-for-14 reverse stock split of Common Stock that became effective on February 19, 2024.

This filing is made pursuant to an undertaking made by the Company in each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on March 25, 2025.

Vaccinex, Inc.

By:	/s/ Maurice Zauderer
Maurice Zauderer
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.